Exhibit 99.1

March 27, 2023

Dear Fellow Stockholder:

I am writing to you to provide you with updated information regarding the recently completed valuation of our portfolio and an estimated net asset value (“NAV”) of our shares of common stock (“Common Stock”) that was determined by our board of directors (the “Board”) in connection with our share redemption program (the “Program”) for the period that began on December 1, 2022 and will end on May 31, 2023.

Estimated Net Asset Value Per Share

On March 14, 2023, the Board, including all independent members of the Board, unanimously determined the NAV per share of Common Stock as $23.39 as of December 31, 2022, following a valuation of the company’s assets and liabilities performed by Kroll, LLC (formerly Duff & Phelps, LLC) (“Kroll”). Additionally, pursuant to the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs to which the Kroll valuation methodology conforms, the estimated per share NAV does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate portfolio valuation process conducted for transaction purposes, nor does it reflect an ongoing enterprise value.

The estimated per share NAV was determined by the Board after Kroll, an independent third-party valuation firm, appraised each of our properties and conducted valuation analyses of assets and liabilities. Kroll then divided the aggregate value of our property portfolio, cash and other assets, less the estimated value of outstanding debt and other liabilities, by the number of shares of Common Stock issued and outstanding, including interpolated shares from conversion of units from our operating partnership.

Kroll provided a range of estimated NAV per share of our Common Stock of $23.39 to $28.09, with an approximate mid-range NAV per share of $25.63. The Board then unanimously approved an estimated NAV per share for the Common Stock of $23.39, the low-range NAV per share. Please understand that Kroll’s role was to provide advice to the Board. The Board ultimately and solely makes the decision on the conclusion of the NAV per share. For a full description of the methodology and assumptions used to determine the estimated per share NAV, please see our Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on March 23, 2023.

Share Redemption Program and Repurchase Price

In accordance with the Program, the per share redemption price is ninety percent (90%) of the NAV, or a redemption price of $21.05 per share. The estimated per share NAV of $23.39 per share and redemption price of $21.05 per share will be effective for the semi-annual period running from December 1, 2022 to May 31, 2023 and until such time as the Board determines a new estimated per share NAV.

It is important to keep in mind that the estimated per share NAV of $23.39 is simply a snapshot as of a particular date (i.e., December 31, 2022) and may fluctuate over time as we continue to purchase properties and actively manage our portfolio. The estimated per share NAV is not intended to represent the amount that you could expect to receive if you were to sell your shares now or when we complete a liquidity event. We do not expect any changes to our distribution policy as a result of the valuation.

If you are interested in participating in the Program, I encourage you to read the Program in full, which is available on our website at http://www.gtjreit.com under the “Investor Relations” tab and click on the copy of the Program and the share redemption request form. Detailed instructions for requesting redemption of your shares are set forth in the Program and on the share redemption request form available on our website. We will also fax you a copy of the Program and/or share redemption form if you prefer, if you call us in the office at (516) 693-5500.

As we continue to pursue our strategic plan, we will work to further enhance the value of our portfolio and to maximize shareholder value. Should you have any questions, please contact me, Louis Sheinker or Stuart Blau.

Sincerely,

/s/ Paul Cooper
Paul Cooper
Chief Executive Officer